UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2021

HYRECAR INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38561	47-2480487
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 South Grand Avenue, Suite 1650 Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

(888) 688-6769

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HYRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On February 4, 2021, HyreCar Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC and Northland Securities, Inc., as representatives of the several underwriters, in connection with the public offering of 2,200,000 of the Company’s shares of common stock, par value $0.00001 per share. The closing of the offering is expected to occur on or about February 8, 2021. Pursuant to the Underwriting Agreement, the Company granted the underwriters a 30-day option to purchase an additional 330,000 shares of common stock.

The Company estimates that the net proceeds from the sale of the 2,200,000 shares of common stock in the offering will be approximately $23.999 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $27.644 million.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 4, 2021, by and among the Company, Lake Street Capital Markets, LLC and Northland Securities, Inc., as representatives of the several underwriters
5.1	Opinion of Polsinelli PC regarding legality of the shares of common stock
23.1	Consent of Polsinelli PC (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyreCar Inc.

Date: February 4, 2021	/s/ Joseph Furnari
	By:	Joseph Furnari
Chief Executive Officer

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